Exhibit 99.COD ETH

AMERICAN EXPRESS

CODE OF ETHICS FOR THE

PRINCIPAL EXECUTIVE AND SENIOR FINANCIAL OFFICERS

In accordance with the requirements of Section 406 of the Sarbanes-Oxley Act of 2002 and the regulations issued thereunder by the Securities and Exchange Commission, Advisory Hedged Opportunity Fund has adopted the following Code of Ethics for its Principal Executive Officer, Principal Financial Officer, and Principal Accounting Officer (the “Designated Officers”) in order to deter wrongdoing and to promote the conduct described herein.

The Designated Officers will engage at all times in honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between their personal and professional relationships.

The Designated Officers will assure that full, fair, accurate, timely and understandable disclosure is made in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company.

The Designated Officers will act to promote compliance with applicable governmental laws, rules and regulations.

The Designated Officers will act to promote the prompt internal reporting of violations of this Financial Code of Ethics to the Board of Directors and to the General Counsel.

The Board of Directors will review the Designated Officers’ compliance with this Financial Code of Ethics.

September 18, 2003

Minneapolis, Minnesota

Exhibit A

Persons Covered by this Code of Ethics

Principal Executive Officer

William F. Truscott

President

Principal Financial Officer and Principal Accounting Officer

Joe Krekelberg

Treasurer

Date: Sept. 18, 2003